Exhibit 10bx

C. R. BARD, INC.

Executive Choice Plan

I.	Purpose.

The purpose of this Executive Choice Plan (the “Plan”) is to provide a competitive level of perquisites to top level executives and division heads of C. R. Bard, Inc. (the “Company”) by providing a cash allowance for such executives in lieu of perquisites typically provided by other companies.

II.	Definitions.

For the purposes of this Plan, the following words shall have the indicated meanings:

(a) “Allowance” means the monthly cash payment to a Participant in an amount to be determined by the Committee.

(b) “Committee” means the Compensation Committee of the Board of Directors of the Company or its delegate.

(c) “Participant” means an officer or division head of the Company who has been designated by the Committee as a participant in the Plan.

III.	Cash Allowance.

(a) Allowance. Each Participant will receive the Allowance subject to all applicable taxes and deductions.

(b) Accountability. The Participant may use the Allowance as he or she determines in the Participant’s sole discretion. Participants shall not be accountable to the Company for the expenditure of the Allowance.

(c) Source of Funds. The Allowance shall be paid from the general assets of the Company.

(d) Character of Funds. The Allowance shall not be considered compensation or earnings for any purposes under any Company-sponsored employee benefit plan, including the calculation of pension, 401(k), and severance benefits.

IV.	Plan Administration.

(a) Administration. The Plan shall be administered by the Committee. The Committee shall determine the officers and employees who are entitled to participate in the Plan. The Committee may adopt such rules and regulations as it may deem necessary for the proper administration of this Plan, and its decision in all matters shall be final, conclusive and binding. Unless otherwise determined by the Committee, all of the Committee’s authority under the Plan is hereby delegated to the Company’s Vice President, Human Resources.

(b) Amendment and Termination. The Committee may amend the Plan in any respect and may terminate the Plan at any time.

V.	Miscellaneous.

(a) Termination of Participation. An individual’s designation as a Participant shall be terminated automatically and without further action by the Committee on the date that such Participant’s employment terminates for any reason. The Committee may prospectively terminate a Participant’s participation in the Plan at any time.

(b) No Right to Continued Employment. An individual’s designation as a Participant shall not create any right to continued employment with the Company nor, during such employment, continued designation as a Participant.

(c) Taxes. The amount of the Allowance paid to a Participant during any calendar year shall be included in his or her compensation and shall be subject to withholding taxes as required under federal, state and local law.

(d) Applicable Law. This Plan shall be construed and administered in accordance with the laws of the State of New Jersey applicable to persons performing services in New Jersey.

(e) No Assignment. No person entitled to a benefit under the Plan shall have any power to assign, transfer, pledge, hypothecate or otherwise encumber the right to receive such payment and any attempt to do so shall be void and will not be recognized by the Committee.

IN WITNESS WHEREOF, C. R. Bard, Inc. has caused this Plan to be executed by its duly authorized officer on this 8th day of December, 2010.

C. R. BARD, INC.

/s/ Bronwen Kelly
By:	Bronwen Kelly
Vice President, Human Resources